Exhibit 99.1



Daily Papers, Trade     Immediate    Randy Pick (504) 566-6345
Press, Financial and                 Al Petrie   (504) 566-6478
Security Analysts


             LL&E AMENDS SHAREHOLDERS RIGHTS PLAN


New Orleans, Louisiana, May 9, 1996 ... The Louisiana Land and Exploration Company (NYSE:LLX) ("LL&E") today announced that the Company's Board of Directors, at its regularly scheduled May meeting, authorized the amendment and restatement of the Company's Shareholder Rights Plan (the "Plan"), which was first adopted in 1986 and was due to expire next month. LL&E indi-cated that the purpose of the amendment and restatement was to extend the expiration date of the Plan and to strengthen the assurance that all shareholders will receive fair and equal treatment in the event of an attempt to acquire the Company. The Board's actions were taken in light of trends and new developments relating to the protection of shareholder inter-ests, and not in response to any known effort to acquire con-trol of the Company.

The key provisions of the amendment extend the expiration date of the Plan to June 6, 2006, increase the exercise price of rights issued under the Plan to $175, lower the ownership
























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threshold at which rights become exercisable to 20 percent and eliminate the provision that excluded from the Plan an all-cash offer made to shareholders for all outstanding shares.

The amended and restated Plan is included with a Form 8-K that will be filed with the Securities and Exchange Commission and is described in detail in a letter being mailed to all of the Company's shareholders.